Exhibit 5.5

Fried, Frank, Harris, Shriver & Jacobson LLP

January 7, 2026

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Ladies and Gentlemen:

We have acted as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (“Parent”), and TMPR License LLC, a Delaware limited liability company (the “New Guarantor”), in connection with Post-Effective Amendment No. 6 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-271553) initially filed on May 1, 2023 with the Securities and Exchange Commission, and as amended by Post-Effective Amendment No. 1 thereto, filed on September 11, 2023, Post-Effective Amendment No. 2 thereto, filed on September 23, 2024, Post-Effective Amendment No. 3 thereto, filed on February 4, 2025, Post-Effective Amendment No. 4 thereto, filed on March 24, 2025 and Post-Effective Amendment No. 5 thereto, filed on October 6, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), which Amendment relates to (i) the addition of the New Guarantor as a co-registrant under the Registration Statement and (ii) the registration of guarantees (the “New Guarantees”) by the New Guarantor to be issued in connection with one or more series of debt securities (the “Debt Securities”) that may be issued by the Company. The Registration Statement, as amended, relates to the contemplated issuance from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus, of (i) Debt Securities and (ii) guarantees of the Debt Securities (the “Guarantees”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The New Guarantees may be issued from time to time pursuant to one or more supplemental indentures to the Indenture, dated as of September 15, 2022 (as supplemented to the date hereof, the “Indenture”), among the Company, Parent and Deutsche Bank Trust Company Americas, as trustee (any such supplemental indenture, a “Supplemental Indenture” and, collectively, the “Supplemental Indentures”). The Indenture, any Supplemental Indentures, any certificates evidencing Debt Securities and any notations of guarantee with respect to Guarantees and any other documents contemplated thereby or hereby are collectively referred to herein as the “Documents.”

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, Parent, the New Guarantor and their subsidiaries, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, Parent, the New Guarantor and their subsidiaries and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.

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Fried, Frank, Harris, Shriver & Jacobson LLP	January 7, 2026 Page 2

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, Parent, the New Guarantor and their subsidiaries and others.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Documents (other than the New Guarantor) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the Documents (other than the New Guarantor) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the New Guarantor); (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the New Guarantor), enforceable against such parties in accordance with their respective terms; and (v) all of the parties to the Documents will comply with all of their covenants, agreements and obligations under the Documents and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Amendment and any subsequent amendments to the Registration Statement (including any post-effective amendments) have become effective under the Securities Act, (ii) the terms of the issuance and sale of the New Guarantees registered pursuant to the Registration Statement have been established in accordance with the Indenture and duly approved by the Member(s), Manager(s), other governing body or committee thereof, as applicable, of the New Guarantor, in conformity with such New Guarantor’s (x) Certificate of Formation and (y) Limited Liability Company Agreement (as each may be amended from time to time), and all other necessary limited liability company action on the part of the New Guarantor has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on any of the Company or the New Guarantor, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the New Guarantor, (iii) any relevant Supplemental Indenture has been duly authorized, executed and delivered by the Company, the New Guarantor and each other party thereto, (iv) such New Guarantees have been duly issued in accordance with the Indenture and any applicable Supplemental Indenture, and (v) such Debt Securities have been duly authenticated, executed and delivered against payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement, such New Guarantees will constitute valid and binding obligations of the New Guarantor.

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The opinion set forth above is subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision in any Document:

(i) relating to indemnification, contribution or exculpation;

(ii) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the New Guarantor under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the New Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the New Guarantor thereunder as a matter of law (including judicial decisions), except to the extent such a Waiver is effective under, and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;

(iv) specifying that provisions thereof may be modified or waived only in writing;

(v) purporting to give any person or entity the power to accelerate obligations without notice to the obligor;

(vi) relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or forfeiture; or

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(vii) that purports to create a trust, power of attorney or other fiduciary relationship.

(B) We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Document may be sought that limits the rates of interest legally chargeable or collectible.

(C) Our opinion is subject to the following:

(i) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(D) Provisions in the New Guarantees and the Indenture that provide that the New Guarantor’s liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the New Guarantor, might not be enforceable under the circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to the New Guarantor, we have assumed that consideration that is sufficient to support the agreements of the New Guarantor under the Documents has been received by the New Guarantor.

(E) We express no opinion as to the validity or binding effect of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law or (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

The opinion expressed herein is limited to the laws of the State of New York and to the extent relevant, the Limited Liability Company Act of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP